Exhibit 99


             Dillard's Brings the Best of Broadway to Benefit Ronald
                           McDonald House Charities(R)


     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dec. 8, 2005--Dillard's, Inc. (NYSE:
DDS) ("Dillard's") is again pleased to announce its commitment to Ronald McDonald House Charities (RMHC(R)). Since 1994 Dillard's has supported RMHC with a fundraiser designed to support its Ronald McDonald House(R) program, which provides families with seriously ill children a home away from home while their children are receiving treatment at nearby hospitals.
     This year debuts "This Christmas, Dillard's Brings you... Broadway," a CD with 12 wonderful hits from some of Broadway's most popular shows. The songs range from "Mama Mia!" from the hit show inspired by the music of ABBA, to the joyous "Consider Yourself" from Oliver! The CD will be available for $7.00 in all Dillard's stores as well as on line at www.Dillards.com. Dillard's will donate the proceeds to Ronald McDonald House Charities to benefit Houses located in Dillard's markets.
     Now in its 12th year of support, Dillard's has raised over $3.5 million to benefit RMHC. "Ronald McDonald House Charities makes a profound, personal and positive impact on the lives of children and their families. All of us at Dillard's are honored to be able to aid them in this work," said Denise Mahaffy, vice president of advertising for Dillard's.

     About Ronald McDonald House Charities

     RMHC, a nonprofit, 501 (c)(3) corporation, creates, finds and supports programs that directly improve the health and well-being of children. Its programs are grassroots-driven to enable the Charity to offer help where children need it most - right in their own communities. RMHC makes an immediate, positive impact on children's lives through its global network of local Chapters in 48 countries and its three core programs: the Ronald McDonald House(R), Ronald McDonald Family Room(TM) and Ronald McDonald Care Mobile(TM). RMHC and its global network of local Chapters have awarded more than $410 million in grants and program services to children's programs around the world. For more information, visit www.rmhc.org.

     About Dillard's

     Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers. The Company comprises 329 stores spanning 29 states, all operating with one name - Dillard's.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             or
             RMHC
             Lisa Gilbert, 630-623-3799